Exhibit 99

For Immediate Release

PRIMEDIA Reports Third Quarter 2003 Results

Results

•                  Consolidated sales were $323.7 million, down 3.2%, in third quarter 20031.  The decline in sales was due primarily to continued weakness in the B2B Segment and the impact of the rate base reduction at the soap opera titles implemented earlier this year.

•                  The company’s three main businesses are doing well relative to the industry.  PRIMEDIA’s consumer magazine business outperformed the industry in advertising pages and single copy sales.  Consumer Guides continues its track record of growth.  Business magazines’ performance was in line with comparable sectors of the trade magazine industry.

•                  Consumer Segment EBITDA was $54.2 million, down 1.6%, in third quarter 2003.

•                  B2B Segment EBITDA was $3.8 million, down 62.4%, in third quarter 2003.

•                  Corporate Overhead was $(6.6) million, reduced by 14.3%, in third quarter 2003.

•                  PRIMEDIA’s third quarter 2003 target for Consumer Segment EBITDA, B2B Segment EBITDA and Corporate Overhead previously totaled $50-53 million, and after adjusting for the reclassification of the Discontinued Operations, the target would have been $49-52 million.

•                  Operating income was $3.7 million in third quarter 2003, compared to $13.9 million in same period of the prior year.

•                  Loss applicable to common shareholders was $43.7 million in the third quarter 2003, compared to $2.8 million in the third quarter 2002.  The decline was due primarily to the gain on sale of businesses of $27.6 million in third quarter of 2002 and a $23.0 million income tax benefit in third quarter 2002 as a result of impairments taken under SFAS 142.

•                  Several markets that PRIMEDIA serves are softer than what the company previously assumed.  Therefore, for the fourth quarter 2003, the company is lowering its target for Consumer Segment EBITDA, B2B Segment EBITDA and Corporate Overhead to $83-86 million from $92-95 million, after adjusting for the Discontinued Operations.  The full year 2003 target is revised accordingly to $243-246 million.

Recent Events

•                  Kelly Conlin has been appointed CEO and President of PRIMEDIA; Dean Nelson is appointed Chairman and Charles McCurdy, formerly Interim CEO and President, is leaving the company.

•                  PRIMEDIA reached a four-year distribution and revenue sharing advertising agreement with Google Inc.   Google will provide search and contextual advertising for About.com.  The agreement also included the sale of PRIMEDIA’s Sprinks unit to Google.

1 All results are adjusted to exclude New York magazine, Sprinks, Federal Sources and certain other B2B units which are reclassified as discontinued operations (the “Discontinued Operations”).  All comparisons in this press release are to the same quarter of the prior year, unless otherwise indicated.

Third Quarter Highlights:

($ millions, adjusted for the sale of Seventeen and related teen assets, and the reclassification of the Discontinued Operations)

	3Q03	3Q02	% Change
Sales (1):
Consumer	$266.0	$265.4	0.2%
B2B	59.2	70.8	-16.4%
Intersegment eliminations and other	(1.5)	(1.7)
Total Sales	$323.7	$334.5	-3.2%

Consumer Segment EBITDA	$54.2	$55.1	-1.6%

B2B Segment EBITDA	$3.8	$10.1	-62.4%

Corporate Overhead	$(6.6)	$(7.7)

Operating Income	$3.7	$13.9	-73.4%

(1) This presentation eliminates all intrasegment activity within the segment results.

2003 Targets - The company has set the following targets for 2003, adjusted for the recent sale of Seventeen magazine and related teen properties (“Seventeen Asset Sale”), and the reclassification of the Discontinued Operations.  The target for 2003 sales has been lowered and the target for Consumer Segment EBITDA, B2B Segment EBITDA and Corporate Overhead for full year 2003 has been lowered.

($ millions)	2002 Actual As Reported	2002 Adjusted for Seventeen Asset Sale and the Discontinued Operations	2003 Previous Target Adjusted for Seventeen Asset Sale	2003 Previous Target Excluding Seventeen Asset Sale and the Discontinued Operations	2003 Current Target

Sales (from continuing businesses) (1)	$1,574	$1,399	$1,460-1,480	$1,373-1,393	$1,351-1,361

Consumer Segment EBITDA, B2B Segment EBITDA, Corporate Overhead (from continuing businesses)	$250	$247	$254-259	$249-254	$243-246

Margin	16%	18%	17%	18%	18%

Capital expenditures (2)	$47	$47	$50-52	$50-52	$47-49

Total debt (including current maturities) and shares subject to mandatory redemption (3) (4)	$2,365	$2,365	$2,200	$2,200	$2,200

(1)          Amounts are after intercompany eliminations.

(2)          Actuals have been adjusted to exclude the netting of certain fixed asset sale proceeds and include payments on capital leases.  Absent these adjustments, net capital expenditures for 2002 were approximately $39 million.

(3)          Includes capital leases and Series J preferred stock.

(4)          Assumes any sale of New York magazine closes after December 31, 2003.

Consolidated Third Quarter 2003 Results

New York, NY, October 30, 2003 – PRIMEDIA Inc. (NYSE: PRM) today announced that consolidated sales were $323.7 million in third quarter 2003, compared to $334.5 million in the third quarter 2002.  Operating income was $3.7 million in third quarter 2003 versus $13.9 million in the comparable period of 2002.  Loss applicable to common shareholders was $43.7 million in the third quarter 2003, compared to $2.8 million in the third quarter 2002.  The decline was due primarily to the gain on sale of businesses of $27.6 million in third quarter of 2002 and a $23.0 million income tax benefit in third quarter 2002 as a result of impairments taken under SFAS 142.  Accordingly, loss applicable to common shareholders per common share was $0.17 in third quarter 2003, compared to a loss of $0.01 per share in the same period last year.

Dean Nelson, Chairman of PRIMEDIA, said, “Our three main businesses – the Consumer Magazine and Media Group, Consumer Guides and the Business Magazines and Media Group, are doing well relative to the industry, despite an advertising market that continues to be difficult.  In the third quarter 2003:

•                  Consumer magazines were solid, with sales up 1.9% excluding the effect of the rate base reduction at the soap opera titles.

•                  Consumer Guides continues to post strong results, with sales up 5.5%.

•                  Business Magazines and Media sales were down 13.1%, with its operating performance in line with comparable sectors of the trade magazine industry.   We are managing this business tightly with a strong focus on costs.

•                  The other businesses, which are a small part of PRIMEDIA, remain challenged and we are taking steps to improve their performance.

“We have done much work in sharpening the focus of our portfolio of businesses.  We are also putting in place new sales and marketing programs, information systems and compensation plans to enable our sales force to be far more effective.  Product quality continues to improve.  We are confident these initiatives position us well for improved financial performance in 2004 and beyond.

 “I extend a warm welcome to Kelly Conlin, PRIMEDIA’s new CEO and President.  Kelly brings a wealth of experience in successfully managing a broad portfolio of targeted media businesses.  We greatly value his proven ability to grow the top line organically.  I am excited to remain Chairman to ensure continuity at PRIMEDIA.  I will continue to be focused primarily on a limited number of key strategic initiatives while Kelly will have complete operational responsibility for the company.”

Kelly Conlin, CEO and President of PRIMEDIA, said, “The ingredients for improved performance at PRIMEDIA start with the basics: the editorial quality of our products, the relevance of our sales programs, the operating accountability of our managers and the creativity of the strategies developed for each and every brand across the portfolio.  With the vast majority of our brands #1 or #2 in their market, I believe there is significant opportunity to expand each franchise to generate the growth that will increase cash flow and create additional value for investors, employees, advertisers and readers.”

Segment Results

Consumer (Consumer Magazine and Media Group, Consumer Guides, PRIMEDIA Television and About).

Consumer Segment sales were $266.0 million in third quarter 2003, up $0.6 million or 0.2%.

For the Consumer Magazine and Media Group (“CMMG”), sales were flat, with the effect of the rate base reduction in the soap opera titles offsetting growth in Motor Trend and the automotive, crafts and outdoor enthusiast categories.  Excluding the approximately $4.8 million of lost subscription and advertising revenue at the soap opera titles, sales for the Consumer Magazine and Media Group were up 1.9% in the third quarter 2003.

PRIMEDIA’s CMMG business outperformed the industry in the key operational metrics.  In the third quarter 2003, PRIMEDIA’s consumer magazine advertising pages were up 5.8%, compared to an overall industry advertising page decline of 2.8%, as reported by the Publishers Information Bureau.  CMMG’s single copy sales were down 6.0% for the six months ended September 30, 2003, compared to the industry average decline of 10.0%, as reported by the International Periodical Distributors Association.

Motor Trend had a great quarter, outpacing a strong automotive advertising market, with advertising revenues up 25% and advertising pages gaining 16%.  In PRIMEDIA’s enthusiast titles, page gains in the automotive performance, outdoor and crafts categories drove advertising revenue growth.  Taken together, these three groups comprise approximately three-quarters of PRIMEDIA’s enthusiast magazine advertising revenue.  PRIMEDIA’s new sales and marketing program to attract non-endemic (brand) advertisers started to show positive results.  Non-endemic advertising pages in the Outdoor Group, where the program was first launched, increased 38.3% in the third quarter 2003, compared to the same period in 2002.

The Consumer Guides division continues its track record of growth, with sales up approximately $4 million or 5.5% in third quarter 2003, due to increased advertising in Apartment Guides and apartmentguides.com, and growth in its distribution arm, DistribuTech.  The apartment market continues to be challenged due to a high level of apartment vacancies and associated pressure on property managers’ marketing budgets.

Apartment Guides market share continues to grow.  From January to July 2003, Apartment Guides advertising pages grew while advertising pages for its largest competitors fell in overlapping markets.  DistribuTech continues to be the distribution partner of choice for many third party free publications, with third quarter 2003 sales up 16.3%, despite advertising pressures in the free publication market.

In third quarter 2003, CMMG and Consumer Guides combined represent over 90% of Consumer Segment sales and all of Consumer Segment EBITDA1, more than offsetting a slight loss at PRIMEDIA Television.

PRIMEDIA Television continues to be challenged, with sales down approximately $2 million or 14% in the third quarter 2003.  This was due primarily to lower advertising on Channel One and

1 Reconciled to GAAP in the attached table.

education budget constraints affecting Films for the Humanities.  Costs are being tightly managed in these businesses.

Consumer Segment EBITDA was $54.2 million in third quarter 2003, down by 1.6%.

B2B (Business Magazines & Media Group and PRIMEDIA Workplace Learning).

B2B Segment sales were $59.2 million in third quarter 2003, down $11.6 million or 16.4%.

Sales at the Business Magazine and Media Group (“BMMG”) declined by approximately $7 million or 13.1% in third quarter 2003.  Results were affected by weakness across several trade magazine categories, including telecommunications and entertainment.  Year-to-date, advertising pages declined in line with comparable sectors of the trade magazine industry.  Also, sales related to certain products that were shut down in 2003 caused a year over year decline of approximately $2 million from third quarter 2002.

Sales for PRIMEDIA Workplace Learning were down by approximately $4 million or 26% in third quarter 2003, as demand for workplace training services continues to be weak.

B2B Segment EBITDA was $3.8 million in third quarter 2003, down 62.4%, with more than two-thirds of that decline due to weakness at PRIMEDIA Workplace Learning.  Costs in the B2B Segment are being managed aggressively and offset two-thirds of the revenue decline.

Discontinued Operations

In September 2003, the company announced that it was exploring strategic options for New York magazine.  Results from New York magazine have been reclassified as discontinued operations.

In October 2003, PRIMEDIA reached a four-year distribution and revenue sharing advertising agreement with Google Inc.   Google will provide search and contextual advertising for About.com and 127 PRIMEDIA consumer sites.  As part of the transaction, PRIMEDIA’s Sprinks unit was sold to Google.  Sprinks is the pay per click advertising network which serves About.com and numerous third party distribution partners.  PRIMEDIA believes that the distribution and revenue sharing agreement maximizes the monetization of the About.com and PRIMEDIA consumer sites.  Google’s large base of over 150,000 advertisers is a critical advantage that others, including Sprinks with fewer than 10,000 advertisers, cannot match.  This broad base is particularly critical for contextual web sites, such as About.com and our consumer sites, where success is determined by matching the best possible advertisers against very specific and narrow consumer interests.  Under the terms of the agreement, financial details were not disclosed.  Results from Sprinks have been reclassified as discontinued operations.

In October 2003, the company sold Federal Sources.  Certain other small B2B units have been sold or are pending a sale.  The results of these businesses have been classified as discontinued operations.

The following tables show the impact on third quarter 2002 and 2003 results of the Seventeen Asset Sale and the reclassification of New York magazine, Sprinks, Federal Sources and certain other B2B units as discontinued operations:

($ millions)	3Q02 Results for New York and Sprinks	3Q03 Results for New York and Sprinks
Consumer Segment Sales	$13.8	$17.3

Consumer Segment EBITDA	$(2.0)	$1.0	(1)

($ millions)	3Q02 Results for Federal Sources, CableWorld, Simba Information and Kagan	3Q03 Results for Federal Sources, CableWorld, Simba Information and Kagan
B2B Segment Sales	$4.9	$4.2

B2B Segment EBITDA	$(2.1)	$(0.2)	(1)

(1) Reconciled to discontinued operations in the attached table

Provision for Severance, Closures and Restructuring

The company recorded a Provision for Severance, Closures and Restructuring of approximately $0.5 million in the third quarter 2003, compared to $2.1 million in third quarter 2002.  Year-to-date 2003 restructuring charges were $3.5 million compared to $26.8 million in the same period of 2002.

Depreciation, Amortization and Interest Expense

Depreciation expense was approximately $15.9 million in the third quarter 2003 versus $15.0 million, which included a $0.4 million impairment provision in the same quarter last year.  Amortization expense was $30.3 million, including an estimated non-cash provision for impairment of goodwill and certain intangible assets of $20.5 million for PRIMEDIA Workplace Learning, in the third quarter 2003 compared to $23.9 million in the same period of the prior year, which included a $8.6 million impairment provision for other units.  Excluding impairments, Amortization expense declined from last year primarily due to the divestiture of certain titles, intangibles that became fully amortized and lower intangible balances resulting from impairment charges required by SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, all occurring in 2002.  Interest expense was approximately $30.4 million in the third quarter 2003 and decreased by $4.7 million year-over-year as a result of reduced debt levels and lower interest rates.

Adoption of SFAS 150, “Accounting for Certain Financial Instruments With Characteristics of Both Liabilities and Equity”

The company prospectively adopted SFAS 150, effective July 1, 2003.  The SFAS 150 adoption had no impact on loss applicable to common shareholders or loss per common share for any of the periods presented.

SFAS 150 requires the company to classify as long-term liabilities its Series D, F and H Exchangeable Preferred Stock and to reclassify dividends from this preferred stock to interest expense.  Such stock is now described as “Shares Subject to Mandatory Redemption” on the Financial Highlights Table and dividends on these shares are now included in pre-tax income (interest expense) whereas previously they were presented below net income (loss) as preferred stock dividends.  The adoption of SFAS 150 increased the loss before income taxes for the three and nine-months periods ended September 30, 2003 by $11.0 million.  If SFAS 150 was adopted on July 1, 2002, loss before income taxes would have increased by $12.0 million for the comparable period of 2002.

Debt Reduction

At September 30, 2003, total long-term debt, including current maturities, declined by approximately $25 million compared to June 30, 2003.

Retirement of Shares Subject to Mandatory Redemption (formerly Exchangeable Preferred Stock)

The company has recently repurchased approximately $2.5 million redemption value of Series D preferred stock, in a two-step transaction completed in October 2003.  To date, $25 million of total redemption value of preferred stock has been retired against the current $50 million repurchase program.

Liquidity

The company continues to have sufficient financial resources to meet its cash needs and service its debt and other fixed obligations for the foreseeable future.  At September 30, 2003, the company had more than $300 million of cash and available unused credit lines.

Covenant Compliance

The leverage ratio, as defined by the company’s credit agreements, for the 12 month period ended September 30, 2003 is estimated to be approximately 4.9 times, well below the permitted maximum of 6.0 times.

Guidance

We continue to see difficult market conditions in the major market drivers for our primary businesses, including lower single copy consumer magazine sales exacerbated by the strike against grocery stores in California, lower advertising pages in both the consumer and B2B markets and low apartment occupancy levels.  The company’s current outlook for the fourth quarter 2003 is for sales to be approximately 2% below fourth quarter 2002 on a comparable basis, compared to approximately 5% sales growth that was expected in the prior forecast.  PRIMEDIA’s guidance estimates comparable cost levels compared to fourth quarter 2002.  This reflects significant cost savings offset by both the investments in products and sales force and higher factor costs.  These investments position PRIMEDIA for growth in 2004 and beyond.

The company is lowering its targets as follows:

•                  Fourth quarter 2003 Consumer Segment EBITDA, B2B Segment EBITDA and Corporate Overhead is lowered to $83-86 million from $92-95 million, including the adjustment for the reclassification of Discontinued Operations.

•                  Full year 2003 sales is lowered to $1,351-1,361 million, from $1,373-1,393, including the adjustment for the reclassification of Discontinued Operations.

•                  Full year 2003 Consumer Segment EBITDA, B2B Segment EBITDA and Corporate Overhead is lowered to $243-246 million from $249-254 million, including the adjustment for the reclassification of Discontinued Operations.

Use of Consumer Segment EBITDA and B2B Segment EBITDA

Consumer Segment EBITDA and B2B Segment EBITDA are reconciled to Net Income in the attached Financial Highlights table.  Segment EBITDA for a segment is defined as segment earnings before interest, taxes, depreciation, amortization and other credits (charges).  Other credits (charges) include severance related to senior executives, non-cash compensation and non-recurring charges, provision for severance, closures and restructuring related costs and gain (loss) on sale of businesses and other, net.  We believe that Segment EBITDA is the most accurate indicator of the company’s segment results because it focuses on revenue and operating costs driven by operating managers’ performance.  These segment results are used by the company’s chief operating decision maker to make decisions about resources to be allocated to the segments and to assess their performance.

Investor Conference Call

PRIMEDIA’s management will hold a conference call on Thursday, October 30, 2003 at 10:00 AM Eastern Time.  In order to participate in the call, please dial 1-800-223-9488 from the United States or 1-785-832-2041 from international locations.  The conference ID is PRIMEDIA.  To listen to the call on the Internet, please go to our website, www.primedia.com.

The recorded version will be available after the conference call by dialing 1-800-938-0997 from the United States or 1-402-220-1541 from international locations.  The replay will be available two hours after the completion of the call until 7:00 PM, Eastern Time, on November 6, 2003.

About PRIMEDIA

PRIMEDIA is the leading targeted media company in the United States, with positions in consumer and business-to-business markets.  Our properties deliver content via print as well as video, the Internet and live events and offer highly effective advertising and marketing solutions in some of the most sought after niche markets.  With 2002 sales from continuing businesses of $1.4 billion, PRIMEDIA is the #1 special interest magazine publisher in the U.S. with more than 250 titles.  Our well known brands include Motor Trend, Automobile, Fly Fisherman, Power & Motoryacht, Creating Keepsakes, Ward’s Auto World, and Registered Rep.  The company is also the #1 publisher and distributor of free consumer guides, including Apartment Guides.  PRIMEDIA Television’s leading brand is the Channel One Network and About is one of the largest sources of original content on the Internet.  PRIMEDIA’s stock symbol is: NYSE: PRM.

This release contains certain forward-looking statements concerning PRIMEDIA’s operations, economic performance and financial condition.   These statements are based upon a number of

assumptions and estimates, which are inherently subject to uncertainties and contingencies, many of which are beyond the control of the company, and reflect future business decisions, which are subject to change.  Some of these assumptions may not materialize, and unanticipated events will occur which can affect the company’s results.

Contacts:	Jim Magrone	(investors):	212-745-0634	jmagrone@primedia.com
	Whit Clay	(media):	212-446-1864	wclay@sloanepr.com

###

Tables Follow

PRIMEDIA INC.

FINANCIAL HIGHLIGHTS (UNAUDITED)

(dollars in millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Sales, Net:
Continuing Businesses	$323.7	$334.5	$996.3	$1,033.6
Divested/Closed Non-Core Businesses	—	—	—	13.5
Total Sales, Net	$323.7	$334.5	$996.3	$1,047.1

Segment Earnings before Interest, Taxes, Depreciation, Amortization and Other Credits (Charges) (A) (Segment EBITDA):
Continuing Businesses:
Consumer	$54.2	$55.1	$166.4	$151.8
Business to Business	3.8	10.1	14.9	29.2
Divested/Closed Non-Core Businesses	—	—	—	(3.3)
Corporate Overhead	(6.6)	(7.7)	(21.5)	(25.1)
Depreciation of Property and Equipment (including $.4 of Provision for Impairment for the three and nine months ended September 30, 2002)	(15.9)	(15.0)	(42.7)	(45.0)

Amortization of Intangible Assets and Other (including $20.5 of Provision for Impairment for the three and nine months ended September 30, 2003 and $8.6 and $13.4 for the three and nine months ended September 30, 2002, respectively)	(30.3)	(23.9)	(51.0)	(61.0)
Severance Related to Separated Senior Executives	—	—	(5.6)	—
Non-Cash Compensation and Non-Recurring Charges	(0.8)	(2.8)	(2.8)	(10.5)
Provision for Severance, Closures and Restructuring Related Costs	(0.5)	(2.1)	(3.5)	(26.8)
Gain (Loss) on Sale of Businesses and Other, Net	(0.2)	0.2	(1.5)	(1.9)
Operating Income	3.7	13.9	52.7	7.4
Provision for Impairment of Investments	(1.2)	(8.1)	(9.0)	(15.4)
Interest Expense	(30.4)	(35.1)	(95.6)	(106.2)
Interest on Shares Subject to Mandatory Redemption (B)	(11.0)	—	(11.0)	—
Amortization of Deferred Financing Charges	(1.1)	(0.9)	(2.3)	(2.6)
Other Income (Expense), Net	0.2	1.0	(3.7)	(0.7)
Loss Before Provision for Income Taxes	(39.8)	(29.2)	(68.9)	(117.5)

Non-Cash Deferred (Provision) Benefit for Income Taxes (three and nine months ended 9/30/02 includes a benefit of $23.0 relating to the adoption of SFAS 142)	(4.0)	19.0	(11.0)	(45.5)

Loss from Continuing Operations ($.17 and $.04 per share for the three months ended September 30, 2003 and 2002, respectively, and $.31 and $.65 per share for the nine months ended 9/30/03 and 9/30/02, respectively)	(43.8)	(10.2)	(79.9)	(163.0)
Discontinued Operations ($.02 and $.10 per share for the three months ended September 30, 2003 and 2002, respectively, and $.42 and $.10 per share for the nine months ended September 30, 2003 and 2002, respectively; including gain on sale of businesses of $3.7 and $27.6 for the three months ended September 30, 2003 and 2002, respectively, and $106.3 and $38.2 for the nine months ended September 30, 2003 and 2002, respectively)	5.0	24.6	109.8	24.9
Cumulative Effect of a Change in Accounting Principle from the adoption of SFAS 142 for 2002 ($1.54 per share for the nine months ended September 30, 2002)	—	—	—	(388.5)
Net Income (Loss)	(38.8)	14.4	29.9	(526.6)
Preferred Stock Dividends and Related Accretion, Net (C)	(4.9)	(17.2)	(36.9)	(33.1)
Loss Applicable to Common Shareholders	$(43.7)	$(2.8)	$(7.0)	$(559.7)
Loss Applicable to Common Shareholders per Common Share	$(0.17)	$(0.01)	$(0.03)	$(2.22)
Basic Common Shares Outstanding (weighted average)	259,343,692	257,961,560	259,078,166	252,220,023

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002

OTHER DATA (D)

Cost of Goods Sold	$70.4	$71.9	$215.1	$237.1
Marketing and Selling	$68.7	$70.1	$212.9	$226.5
Distribution, Circulation and Fulfillment	$56.4	$59.8	$170.0	$180.6
Editorial	$28.2	$27.9	$80.8	$87.0
Other General Expenses	$42.1	$40.1	$137.1	$139.6
Corporate Administrative Expenses	$6.5	$7.2	$20.6	$23.7

Capital Expenditures, Net	$5.7	$8.3	$26.5	$27.4

	At Sept 30, 2003	At June 30, 2003	At December 31, 2002	At Sept 30, 2002
Cash and cash equivalents	$18.4	$23.6	$18.6	$18.8
Long-term debt, including current maturities	$1,608.0	$1,632.8	$1,735.4	$1,866.0
Shares subject to mandatory redemption (B)	$477.1	$469.1	$484.5	$490.1
Series J Convertible Preferred Stock	$159.5	$154.7	$145.4	$140.9
Common Shares Outstanding	259,610,898	259,336,005	258,865,448	258,432,812

(A) Other credits (charges) include severance related to separated senior executives, non-cash compensation and non-recurring charges, provision for severance, closures and restructuring related costs and gain (loss) on sale of businesses and other, net.

(B) The Company adopted SFAS 150 prospectively, effective July 1, 2003, which requires the Company to classify as long term liabilities its exchangeable preferred stock and to reclassify dividends from this preferred stock to interest expense.  Such stock is now described as “Shares Subject to Mandatory Redemption” and dividends on these shares are now included in pre-tax income (interest expense) whereas previously they were presented below net income as preferred stock dividends.

(C) Amounts are net of gains on the preferred stock exchanges of $0 and $2.7 for the three months ended September 30, 2003 and 2002, respectively, and $.9 and $31.0 for the nine months ended September 30, 2003 and 2002, respectively.

(D) Certain reclassifications have been made to prior year’s data to conform with the current year presentation.

PRIMEDIA Inc.

Reconciliation of CMMG and Consumer Guides EBITDA to Consumer Segment EBITDA

($ millions)	3Q03
CMMG and Consumer Guides	$57.2
Other	(3.0)
Total Consumer Segment EBITDA	$54.2

PRIMEDIA Inc.

Reconciliation of 3Q03 Results for New York and Sprinks, and Federal Sources and Certain
B2B Units to Discontinued Operations

($ millions)	3Q02	3Q03
New York and Sprinks	$(2.0)	$1.0
Federal Sources and Certain B2B Units	(2.1)	(0.2)
Other Units/Titles	11.1	0.5
Subtotal EBITDA	7.0	1.3

Gain on Sale of Businesses	27.6	3.7
Depreciation and Amortization	(10.1)	(0.2)
Other, Net	0.1	0.2
Total Discontinued Operations	$24.6	$5.0